Exhibit 10.60

AMENDMENT #2 TO PROMISSORY NOTE,

AMENDMENT TO SECURITIES PURCHASE AGREEMENT,

CONSENT AND WAIVER AGREEMENT

This AMENDMENT #2 TO PROMISSORY NOTE, AMENDMENT TO SECURITIES PURCHASE AGREEMENT, CONSENT AND WAIVER AGREEMENT (this “Agreement”), is entered into as of February 27, 2023 (the “Effective Date”) by and between by and between CAN B̅ CORP., a Florida corporation (the “Company”), and Fourth Man, LLC, a Nevada limited liability company (the “Holder”; and together with the Company, collectively the “Parties”).

BACKGROUND

A. The Company and the Holder are parties to that certain Securities Purchase Agreement dated as of March 22, 2022 by and between the Company and the Holder in its capacity as the buyer (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which the Company issued to the Holder, among other things, that certain Promissory Note dated as of March 22, 2022 in the original principal amount of $150,000 (as amended by that certain Amendment #1 to the Promissory Note Issued on March 22, 2022, dated as of February 8, 2023 by and between the Company and the Holder (“Amendment #1 to the Note”), pursuant to which, among other things, (i) the maturity date of the Note was extended to September 1, 2023 and (ii) the principal balance of the Note was increased by $6,525 (the “Increased Principal Portion”), and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note”).

B. The Company entered into that certain Securities Purchase Agreement dated as of August 30, 2022 by and between the Company and Walleye Opportunities Master Fund Ltd, a Cayman Islands exempted company with limited liability (“Walleye”) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “2022 Walleye Purchase Agreement”), pursuant to which the Company issued to Walleye (i) that certain Promissory Note in the original principal amount of $385,000 dated as of August 30, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Walleye Note”) and (ii) that certain Common Stock Purchase Warrant for the purchase of shares of the Company’s common stock (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Walleye Warrant”) (the “2022 Walleye Financing”).

C. The Company is seeking additional financing from Walleye (the “2023 Walleye Financing”) pursuant to a Securities Purchase Agreement dated on or about the date hereof by and between the Company and Walleye (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “2023 Walleye Purchase Agreement”, and together with the 2022 Walleye Purchase Agreement, collectively, the “Walleye Purchase Agreements”), pursuant to which, among other things, (i) the Company plans to issue to Walleye (1) a further Promissory Note in the original principal amount of $1,823,529 on or about the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Walleye Note”, and together with the First Walleye Note, collectively, the “Walleye Notes”, and each individually, a “Walleye Note”), which Second Walleye Note shall be secured pursuant to a pledge of certain collateral of the Company and certain of its subsidiaries (the “Revenue Sweep Subsidiaries”) pursuant to a Revenue Pledge and Security Agreement dated on or about the date hereof by and among the Company, certain subsidiaries of the Company and Walleye in its capacity as the secured party (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Walleye Revenue Pledge and Security Agreement”) and (2) a further Common Stock Purchase Warrant for the purchase of shares of the Company’s common stock (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Walleye Warrant”, and together with the First Walleye Warrant, collectively, the “Walleye Warrants”, and each individually, a “Walleye Warrant”) and (ii) the First Walleye Warrant shall be amended to modify certain provisions of the First Walleye Note concerning the exercise price of the First Walleye Warrant (the “First Walleye Warrant Amendment”).

D. Simultaneously with the 2023 Walleye Financing, the Company is entering into certain additional agreements with Arena Special Opportunities Partners I, LP, a Delaware limited partnership (“Arena Partners I”), Arena Special Opportunities Fund, LP, a Delaware limited partnership (“Arena Fund”, and together with Arena Partners I, collectively, the “Arena Purchasers”) and Arena Investors LP, a Delaware limited partnership, “Arena Investors”, and together with the Arena Purchasers, collectively, the “Arena Parties”) in connection with the Company’s obligations owing to the Arena Purchasers under (i) those certain Original Issue Discount Senior Secured Convertible Promissory Notes dated as of December 10, 2020 issued by the Company to the Arena Purchasers in the aggregate original principal amount of $2,777,778 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “2020 Arena Notes”), (ii) those certain Original Issue Discount Senior Secured Convertible Promissory Notes dated as of May 17, 2021 issued by the Company to the Arena Purchasers in the aggregate original principal amount of $1,500,000 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “2021 Arena Notes” and together with the 2020 Arena Note, the “Arena Notes”), (iii) that certain Letter Agreement, dated on or about the date hereof among Walleye, the Arena Parties, the Company and the Revenue Sweep Subsidiaries (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Arena-Walleye Intercreditor Agreement”) and (iv) that certain Forbearance Agreement dated on or about the date hereof by and among the Company, Duramed, Inc., a Nevada corporation, Duramed MI, LLC, a Nevada limited liability company (formerly known as DuramedNJ LLC), CO Botanicals LLC, a Nevada limited liability company, TN Botanicals, LLC, a Nevada limited liability company, Imbibe Wellness Solutions, LLC, a Nevada limited liability company (formerly known as Radical Tactical LLC), Imbibe Wellness Solutions II, LLC, a Nevada limited liability company , Pure Health Products LLC, a New York limited liability company, Green Grow Farms Inc., a New York corporation, PIVT Labs, LLC, a Nevada limited liability company (formerly known as NY Hemp Depot LLC), and Botanical Biotech LLC, a Nevada limited liability company and the Arena Parties (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Arena Forbearance Agreement”). As used herein, the term “Transaction Documents” shall mean, collectively, the Walleye Purchase Agreements, the Walleye Notes, the Walleye Warrants, the First Walleye Warrant Amendment, the Arena Notes, the Arena-Walleye Intercreditor Agreement, the Arena Forbearance Agreement and any other other documents, amendments or supplements delivered or executed by the Company or any of its affiliates or subsidiaries in connection therewith, each individually, a “Transaction Document”.

E. As a condition to the effectiveness of the Transactions (as defined below), Walleye and the Company have requested that Holder agree to certain amendments, consents and waivers with respect to certain provisions of the Note and the Purchase Agreement as described in further detail below, and the Holder has agreed to effect such amendments, consents and waivers subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

SECTION 1. Amendments to Purchase Agreement. The Purchase Agreement shall, effective as of the Effective Date, be amended in the manner provided in this Section 1.

1.1 Deletion of Section 4(d). Section 4(d) of the Purchase Agreement entitled “Right of Participation and First Refusal” shall be and it hereby is deleted in its entirety.

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1.2 Amendment and Restatement of Section 4(q). Section 4(q) of the Purchase Agreement shall be and it hereby is amended and restated to read in its entirety as follows:

“q. Subsequent Variable Rate Transactions. From the date hereof until such time as the Note is fully converted or fully repaid, the Company shall be prohibited from effecting or entering into an agreement involving a Variable Rate Transaction without the prior written consent of the Buyer. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price. The Buyer shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.”

SECTION 2. Amendments to Note. The Note (including for the avoidance of doubt any provisions of the Note amended pursuant to Amendment #1 to the Note) shall, effective as of the Effective Date, be amended in the manner provided in this Section 2.

2.1 Repayment of Increased Principal Portion. Notwithstanding anything to the contrary set forth in Amendment #1 to the Note, the Increased Principal Portion shall, together with the remaining outstanding principal balance of the Note, be due and payable at the Maturity Date (as extended pursuant to Amendment #1 to the Note), except as otherwise explicitly provided by any other terms or provisions of the Note (including without limitation any such other terms or provisions amended pursuant to this Agreement).

2.2 Amendment and Restatement of Section 1.10. Section 1.10 of the Note shall be and it hereby is amended and restated to read in its entirety as follows:

“1.10 Repayment from Proceeds of Uplist Offering. If, at any time prior to the full repayment or full conversion of all amounts owed under this Note, the Company receives cash proceeds from the issuance of equity or debt (including but not limited to the Uplist Offering (as defined in this Note)), or the conversion of outstanding warrants of the Borrower, the Borrower shall, within one (1) business day of Borrower’s receipt of such proceeds, inform the Holder of or publicly disclose such receipt, following which the Holder shall have the right in its sole discretion to require the Borrower to immediately apply up to 33% of such proceeds (provided, however, that 33% shall be replaced with 100% with respect to the proceeds received by the Company pursuant to the Uplist Offering) to repay all or any portion of the outstanding Principal Amount and interest (including any Default Interest) then due under this Note. Failure of the Borrower to comply with this provision shall constitute an Event of Default. “Uplist Offering” shall mean an offering of Common Stock (or units consisting of Common Stock and warrants to purchase Common Stock) that will result in the immediate listing for trading of the Common Stock on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or any other national securities exchange (or any successors to any of the foregoing).”

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2.3 Amendment and Restatement of Section 2.1. Section 2.1 of the Note shall be and it hereby is amended and restated to read in its entirety as follows:

“2.1 Ranking and Security. This Note shall have priority over all unsecured indebtedness of the Borrower, except that this Note shall be pari passu with respect to the March Notes. As used in this Note, the term “March Notes” shall mean, collectively, promissory note(s) issued by the Borrower in the principal amount of up to $1,250,000 in the aggregate (including this Note), so long as such promissory note(s) contain the same exact terms and conditions as contained in this Note.”

2.4 Amendment and Restatement of Section 3.15. Section 3.15 of the Note shall be and it hereby is amended and restated to read in its entirety as follows:

“3.15 Variable Rate Transactions. The Borrower consummates a Variable Rate Transaction at any time on or after the Issue Date, without the prior written consent of the Holder.”

2.5 Amendment and Restatement of Section 4.16. Section 4.16 of the Note shall be and it hereby is amended and restated to read in its entirety as follows:

“4.16 Right of First Refusal. If at any time while this Note is outstanding, the Company has a bona fide offer of capital or financing from any third party that the Company intends to act upon, then the Company must offer such opportunity on the same terms as such third party’s terms by providing written notice of the offer (an “Offer Notice”) concurrently to the Holder, Mast Hill Fund, L.P., a Delaware limited partnership (“Mast Hill”), Blue Lake Partners, LLC a Delaware limited liability company (“Blue Lake”), the Arena Entities, and Walleye Opportunities Master Fund Ltd, a Cayman Islands exempted company with limited liability (“Walleye”), subject to the terms of this Section 4.16. As used in this Section 4.16, the term “Offerees” shall mean, collectively, (i) the Holder, (ii) Mast Hill, (iii) Blue Lake, (iv) the Arena Entities (jointly) and (v) Walleye, each individually an “Offeree”; provided for the avoidance of doubt that for purposes of this Section 4.16, the Arena Entities shall be considered to be a single Offeree. Within five (5) Business Days after receipt of an Offer Notice by any Offeree (the “Offer Response Period”), such Offeree shall notify the Company in writing (an “Offer Response Notice”) of such Offeree’s election to either (A) provide such capital or financing to the Company on the same terms as such third party’s terms (including without limitation matching the aggregate principal amount of such capital or financing proposed to be provided to the Company by such third party) or (B) waive such Offeree’s right to provide such capital or financing to the Company on the same terms as such third party’s terms. If any Offeree fails to deliver an Offer Response Notice to the Company prior to the end of the Offer Response Period, time being of the essence, then such Offeree shall be deemed to have elected option (B) above. In the event (x) more than one Offeree elects to provide such capital or financing to the Company on the same terms as such third party’s terms pursuant to Offer Response Notices sent by each such Offeree to the Company within the Offer Response Period, then each such Offeree shall provide a portion of such capital or financing to the Company pro rata in proportion to the respective ROFR Units (as defined below) of such Offerees, and in all other respects on the same terms as such third party’s terms, (y) only one Offeree elects to provide such capital or financing to the Company on the same terms as such third party’s terms pursuant to an Offer Response Notice sent by such Offeree to the Company within the Offer Response Period, then such Offeree shall provide (and none of the other Offerees shall have the right to provide) such capital or financing to the Company on the same terms as such third party’s terms (including without limitation matching the aggregate principal amount of such capital or financing proposed to be provided to the Company by such third party), or (z) none of the Offerees elect to provide such capital or financing to the Company on the same terms as such third party’s terms pursuant to an Offer Response Notice sent to the Company within the Offer Response Period, then the Company may obtain such capital or financing from such third party, provided the Company obtains such capital or financing from such third party upon the exact same terms and conditions set forth in the Offer Notice. If none of the Offerees elects to provide such capital or financing to the Company on the same terms as such third party’s terms pursuant to an Offer Response Notice sent to the Company within the Offer Response Period, and the Company does not receive the capital or financing from such third party in accordance with the foregoing clause (z) within thirty (30) days after the date of the last Offer Notice, so long as this Note remains outstanding at such time, the Company must again offer the capital or financing opportunity on the same terms as such third party’s terms by providing written notice of the offer concurrently to each of the Offerees pursuant to a further Offer Notice as described above, and the process detailed above shall be repeated. All Offer Notices required to be sent to Holder under this Section 4.16 must be sent via electronic mail to ed@fourth-man.com. For purposes of allocating the opportunity to provide the capital or financing to the Company on the same terms as the applicable third party’s terms to the applicable Offerees under clause (x) of the fourth sentence of this Section 4.16, the Offerees shall be and hereby are allocated units (with respect to each Offeree, such Offeree’s “ROFR Units”) representing the Offerees’ respective rights in connection with any such allocation of the opportunity, with such ROFR Units being allocated to the Offerees in the following amounts: (i) to the Holder, 156,525 ROFR Units, (ii) to Mast Hill, 367,500 ROFR Units, (iii) to Blue Lake, 262,500 ROFR Units, (iv) to the Arena Entities (as a single Offeree), 3,900,000 ROFR Units, and (v) to Walleye, 2,149,706 ROFR Units.”

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SECTION 3. Certain Consents and Waivers of the Holder.

3.1 Consent to Transactions; No Event of Default. Notwithstanding anything to the contrary contained in the Note or the Purchase Agreement, the Holder hereby (a) consents to (i) the incurrence by the Company of the indebtedness under the Walleye Notes and the Company’s execution and issuance of, and performance of its obligations under, the Walleye Notes, (ii) the repayment by the Company of any indebtedness owing to Walleye under the Walleye Notes in accordance with the terms of the Walleye Notes, (iii) the incurrence by each of the Revenue Sweep Subsidiaries of any indebtedness owing to Walleye pursuant to the Second Walleye Note and the Walleye Revenue Pledge and Security Agreement, (iv) the grant by each the Company and each of the Revenue Sweep Subsidiaries to Walleye of a security interest in, lien on and right of set-off against the collateral of such parties described in, and subject to the terms and conditions of, the Walleye Revenue Pledge and Security Agreement, (v) the Company’s and each of the Revenue Sweep Subsidiaries’ execution and issuance of, and performance of each of their obligations under and in connection with, the Walleye Revenue Pledge and Security Agreement, (vi) the Company’s execution and issuance of, and performance of its obligations under, the Walleye Warrants; and (v) the Company’s execution and issuance of, and performance of its obligations under, the Arena-Walleye Intercreditor Agreement and the Forbearance Agreement and/or any other Transaction Document (collectively, the “Transactions”) and (b) agrees that the Company’s and each of the Revenue Sweep Subsidiaries’ execution and issuance of, and the performance by the Company and each of the Revenue Sweep Subsidiaries of any of their respective obligations under the Walleye Notes, the Walleye Revenue Pledge and Security Agreement, the Walleye Warrants and/or any other Transaction Documents, as applicable, shall not constitute an Event of Default (under and as defined in the Note), provided, however, that the aforementioned consents are expressly conditional upon the Company disbursing, by no later than one (1) business day following the date of issuance of the Second Walleye Note, $200,000 of the purchase price being paid by Walleye for the Second Walleye Note as follows: (i) $40,000.00 to Holder (such amount being applied as a partial repayment of the Company’s obligations under the Note), (ii) $66,666.67 to Blue Lake, and (iii) $93,333.33 to Mast Hill. (the disbursements described in the foregoing clauses (1), (2) and (3), the “Repayment Disbursements”).

3.2 Certain Waivers.

(a) The Holder waives any and all rights of the Holder under Section 4.14 of the Note entitled “Terms of Future Financings” arising from the consummation of the 2022 Walleye Financing and/or the 2023 Walleye Financing, or the issuance and/or execution of any Transaction Documents by the Company and/or any of its subsidiaries in connection with the 2022 Walleye Financing and/or the 2023 Walleye Financing.

(b) The Holder waives any and all rights of the Holder under Section 4.16 of the Note entitled “Right of First Refusal” (as amended hereby) arising from the consummation of the Transactions or the issuance and/or execution of any Transaction Documents by the Company and/or any of its subsidiaries in connection with the 2022 Walleye Financing and/or the 2023 Walleye Financing.

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SECTION 4. Certain Covenants and Agreements Regarding Cash Payments of Second Walleye Note.

4.1 In consideration for Holder’s agreement to enter into this Agreement, Walleye agrees that, for so long as any obligations of the Company under the Note remain outstanding, upon Walleye’s receipt of any cash proceeds in respect of (i) any Installment Payment (as defined in the Second Walleye Note) that may become due and payable under the Second Walleye Note or (ii) any Monthly Revenue Sweep Payment (as defined in the Second Walleye Note) that may become due and payable under the Second Walleye Note (any such cash proceeds described in the foregoing clauses (i) and (ii), “Walleye Shared Cash Proceeds”), Walleye shall be required to share such Walleye Shared Cash Proceeds with the Holder and each of Mast Hill Fund, L.P., a Delaware limited partnership (“Mast Hill”), and Blue Lake Partners, LLC, a Delaware limited liability company (“Blue Lake”, and together with the Holder, Mast Hill and Walleye, collectively, the “Walleye Cash Proceeds Participants”, and each individually, a “Walleye Cash Proceeds Participant”), with such Walleye Shared Cash Proceeds being split pro rata amongst each Walleye Cash Proceeds Participant in proportion to its respective Outstanding Note Obligations (as defined below) as of the date immediately prior to the date Walleye received such Walleye Shared Cash Proceeds. As used herein, the term “Outstanding Note Obligations” shall mean, as of any date of determination (i) with respect to the Holder, the total outstanding obligations of the Company owing to the Holder as of such date under the Note, (ii) with respect to Mast Hill, the total outstanding obligations of the Company owing to Mast Hill as of such date under that certain Promissory Note dated as of March 22, 2022 in the original principal amount of $350,000 (as amended by that certain Amendment #1 to the Promissory Note Issued on March 22, 2022, dated as of February 5, 2023 by and between the Company and Mast Hill), (iii) with respect to Blue Lake, the total outstanding obligations of the Company owing to Blue Lake as of such date under that certain Promissory Note dated as of March 22, 2022 in the original principal amount of $250,000 (as amended by that certain Amendment #1 to the Promissory Note Issued on March 22, 2022, dated as of February 8, 2023 by and between the Company and Blue Lake) and (iv) with respect to Walleye, the total outstanding obligations of the Company owing to Walleye under the Second Walleye Note as of such date. Upon Walleye’s receipt of any Walleye Shared Cash Proceeds, Walleye shall promptly notify the Holder and the other Walleye Cash Proceeds Participants in writing (a “Walleye Shared Cash Proceeds Notice”), which Walleye Shared Cash Proceeds Notice shall disclose (A) the amount of Walleye Shared Cash Proceeds received by Walleye, (B) the date such Walleye Shared Cash Proceeds were received by Walleye and (C) Walleye’s Outstanding Note Obligations as of the date immediately prior to the date such Walleye Shared Cash Proceeds were received by Walleye. Upon receipt by the Holder of a Walleye Shared Cash Proceeds Notice, the Holder shall cooperate and provide Walleye with such information reasonably requested by Walleye in order to effect the provisions of this Section 4, including without limitation, information as to the amount of the Holder’s Outstanding Note Obligations as of the date immediately prior to the date of any receipt by Walleye of any Walleye Shared Cash Proceeds.

4.2 For the avoidance of doubt, the Holder acknowledges that (i) any obligations of Walleye under this Section 4 shall solely exist in respect of Walleye Shared Cash Proceeds actually received in cash by Walleye, (ii) the Second Walleye Note may be converted by Walleye into capital stock of the Company in Walleye’s discretion subject to and in accordance with the terms and conditions of the Second Walleye Note and (iii) nothing in this Section 4 shall be deemed to create any obligation of Walleye to the Holder to exercise or to refrain from exercising any right or remedy of Walleye under the Second Walleye Note or any other Transaction Document.

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4.3 All notices, requests, demands, and other communications provided for under this Section 4 must be in writing and delivered via e-mail addressed as follows:

If to the Holder:

Fourth Man, LLC

e-mail: ed@fourth-man.com

If to Walleye:

Walleye Opportunities Master Fund Ltd

Attention: William England

e-mail: wengland@walleyecapital.com

or as to the Holder or Walleye, at such other address as shall be designated by such party to the other party in a written notice to the other party delivered in accordance with this Section 4.

SECTION 5. Miscellaneous.

5.1 Effect upon the Purchase Agreement and the Note. The terms and provisions set forth in this Agreement shall modify and supersede all inconsistent terms and provisions of the Purchase Agreement and the Note being amended hereby in effect prior to the Effective Date (including without limitation any such terms and provisions amended pursuant to Amendment #1 to the Note), and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Purchase Agreement or the Note. Except as expressly modified hereby, all terms, conditions, covenants, contained in the Purchase Agreement and the Note, and all rights of the Holder and all of the obligations of the Company under the Purchase Agreement and the Note shall remain in full force and effect. Except as expressly set forth herein, the execution, delivery and effectiveness of this Agreement shall not directly or indirectly amend, modify or operate as a waiver of any provision of the Purchase Agreement or the Note or any right, power or remedy of the Holder.

5.2 Amendments.

(a)	Subject to Section 5.2(b) below, no provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed by the Company and the Holder; provided, any subsequent amendments to Section 4.16 of the Note shall also require the written consent of each Offeree (as such term is defined in the Note, as amended hereby).

(b)	Notwithstanding anything to the contrary set forth herein, the provisions of Section 4 of this Agreement may be modified by a written instrument signed by the Holder, Mast Hill, Blue Lake and Walleye, and no other parties.

5.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Holder. The Holder may assign any or all of its rights under this Agreement to any person to whom such Holder assigns or transfers any securities, provided that such transferee agrees in writing to be bound, with respect to the transferred securities, by the provisions of the Purchase Agreement and the Note that apply to such Holder.

5.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

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5.5 Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement or any other agreement, certificate, instrument or document contemplated hereby shall be brought only in the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other agreement, certificate, instrument or document contemplated hereby or thereby by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

5.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered to the other party shall be deemed an original. The executed page(s) from each original may be joined together and attached to one such original and shall thereupon constitute one and the same instrument. Such counterparts may be delivered by facsimile or other electronic transmission, which shall not impair the validity thereof.

5.7 Effectiveness. Notwithstanding anything to the contrary set forth herein, the Parties agree that if the Company fails to disburse the Repayment Disbursements (as defined in Section 3.1 of this Agreement) by no later than one (1) business day following the date of issuance of the Second Walleye Note, this Agreement shall be null and void and be of no force or effect whatsoever.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

COMPANY:

CAN B̅ CORP.

By:	/s/ Marco Alfonsi
Name:	Marco Alfonsi
Title:	Chief Executive Officer

HOLDER:

FOURTH MAN, LLC

By:	/s/ Ken Hall
Name:	Ken Hall
Title:	Manager

Acknowledged and agreed by:

WALLEYE OPPORTUNITIES MASTER FUND LTD

By:	/s/ William England
Name:	William England
Title:	Chief Executive Officer of the Manager

ARENA SPECIAL OPPORTUNITIES PARTNERS I, LP
ARENA SPECIAL OPPORTUNITIES FUND, LP
ARENA INVESTORS, LP

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title:	Authorized Signatory

MAST HILL FUND, L.P.

By:	/s/ Patrick Hassani
Name:	Patrick Hassani
Title:	Chief Investment Officer

BLUE LAKE PARTNERS, LLC

By:	/s/ Craig Kesselman
Name:	Craig Kesselman
Title:	Member